UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
November 4, 2021

Seer, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39747	82-1153150
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)
3800 Bridge Parkway, Suite 102
Redwood City, California 94065
(Address of principal executive offices, including zip code)

650-453-0000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last reports)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value $0.00001 per share	SEER	The NASDAQ Stock Market LLC (The NASDAQ Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Appointment

On November 7, 2021, Rachel Haurwitz, Ph.D. was appointed to the board of directors (the “Board”) of Seer, Inc. (the “Company”), effective as of November 8, 2021. Dr. Haurwitz will serve as a Class II director, with a term expiring at the Company’s 2022 annual meeting of the stockholders.

In accordance with the Company’s outside director compensation policy (the “policy”), Dr. Haurwitz will receive annual cash compensation of $40,000 for her services as a member of the Board and annual cash compensation in accordance with the policy for her service on those committees of the Board on which she serves, if any. In addition, in accordance with the policy, on November 9, 2021, Dr. Haurwitz will automatically be granted an initial award of a stock option to purchase 30,000 shares of the Company’s common stock (the “Initial Award”). The Initial Award will be scheduled to vest as to one thirty-sixth (1/36th) of the shares subject to the Initial Award on a monthly basis following the Initial Award’s grant date on the same day of the month as the grant date of the Initial Award (or on the last day of the month, if there is no corresponding day in such month), provided that she remains a service provider through the applicable vesting date. The initial award to Dr. Haurwitz will be granted under and subject to terms of the Company’s 2020 Equity Incentive Plan.

Dr. Haurwitz will be eligible for equity awards on the same terms as other continuing non-employee members of the Board. Currently, the policy provides that, subject to the compensation limits of the policy, on the first trading day immediately following the date of each annual meeting of stockholders, each non-employee director automatically will be granted an award of stock options to purchase 15,000 shares of the Company’s common stock (the “Annual Award”); provided, however, that if an individual commenced service as a non-employee director after the date of the annual meeting of stockholders that occurred immediately prior to such annual meeting, then the Annual Award granted to such non-employee director will be prorated based on the number of whole months that the individual served as a non-employee director prior to the Annual Award’s grant date during the twelve (12) month period immediately preceding such annual meeting (with any resulting fractional share rounded down to the nearest whole share). The Annual Award will be scheduled to vest as to all of the shares subject to the Annual Award on the earlier of (i) the one (1) year anniversary of the date the Annual Award is granted or (ii) the day immediately before the date of the next annual meeting of stockholders that occurs after the Annual Award’s grant date, provided that such director remains a service provider through the applicable vesting date.

The policy provides that each equity award granted to a non-employee director while a non-employee director will vest in full as of immediately prior to a change in control, provided they continue to be a non-employee director through the date of such change in control.

Dr. Haurwitz also executed the Company’s standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-250035) filed with the Securities and Exchange Commission on November 12, 2020.

There is no arrangement or understanding between Dr. Haurwitz and any other persons pursuant to which Dr. Haurwitz was elected as a director. In addition, Dr. Haurwitz is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On November 8, 2021, the Company issued a press release announcing the appointment of Dr. Haurwitz as a director. The press release is attached hereto as Exhibit 99.1.

Director Resignation
On November 4, 2021, David Singer notified the Board of his intent to resign as a director, effective as of November 8, 2021. Mr. Singer’s decision was not the result of any dispute or disagreement with the Company on any matter relating to the Company’s operations, policies or practices.
The Board appointed director Dipchand (Deep) Nishar to replace Mr. Singer as a member of the Audit Committee.

Exhibit No.	Description
99.1	Press Release dated November 8, 2021
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEER, INC.

Date:	November 8, 2021	By:	/s/ David Horn
David Horn
Chief Financial Officer